UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 27, 2004

MATTSON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24838	77-0208119
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

47131 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 657-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On October 27, 2004, Mattson Technology, Inc. (“Mattson” or the “Company”) issued an aggregate of 1,452,808 shares of its common stock in exchange for outstanding debt and equity ownership interests in Vortek Industries Ltd. (“Vortek”). As a result of the transaction, Vortek became a wholly-owned subsidiary of Mattson. The shares were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933 (the “Act”), and Regulation D and Regulation S under the Act. The shares of Mattson common stock were issued to 12 entities and individuals, each of whom represented to Mattson that they are either accredited investors or non-U.S. persons, and acknowledged that the shares they received are “restricted securities” as defined in Rule 144 under the Act.

Item 8.01 Other Events.

On October 27, 2004, Mattson acquired certain outstanding debt and equity ownership interests in Vortek Industries Ltd., a privately held corporation amalgamated under the laws of British Columbia (“Vortek”). Vortek is a developer of millisecond flash annealing technology for rapid thermal processing of silicon wafers, for use in the manufacture of semiconductors. Vortek is based in Vancouver, Canada.

As consideration for the acquisition of Vortek, Mattson issued an aggregate of 1,452,808 shares of Mattson common stock, which represents approximately 2.8% of the outstanding common shares of Mattson. The transaction was effected under a plan of arrangement approved by the Supreme Court of British Columbia, pursuant to which all equity and debt ownership interests in Vortek other than those acquired by Mattson were extinguished. As a result of the transaction, Vortek became a wholly-owned subsidiary of Mattson. Between June 28, 2004 and October 27, 2004, Mattson provided approximately $2.5 million in working capital loans to Vortek.

Mattson acquired debt and equity ownership interests in Vortek from: Trian Equities Ltd., BCI Ventures Inc., Lake Street Capital Fund I, L.P., Ventrum GmbH & Co., West STEAG Partners GmbH (“WSP”), and seven individuals who are associated with WSP (collectively the “Vortek Sellers”).

WSP is a venture capital firm, 50% of the equity capital of which is owned by STEAG Electronic Systems AG (“SES”). SES is a significant stockholder of Mattson, and owns 8,861,144 shares, or approximately 17.2%, of Mattson’s outstanding common stock. WSP received 271,147 shares of Mattson common stock as a result of the Vortek acquisition. Two of the individual Vortek Sellers are members of the Board of Directors of Mattson, and are affiliated with SES or WSP. Dr. Jochen Melchior is a director and the Chairman of the Board of Mattson, and is the Chairman of the Supervisory Board of SES and the Chairman of the Supervisory Board of WSP. He received 275 shares of Mattson common stock as a result of the Vortek transaction. Dr. Hans Betz is a director and a member of the Audit Committee of Mattson. Dr. Betz has been Chief Executive Officer of WSP since August 2001. He received 889 shares of Mattson common stock as a result of the transaction.

Of the shares of common stock issued by Mattson in the Vortek transaction, 290,561 (the “Escrow Shares”) are being held subject to an Escrow Agreement, dated as of October 27, 2004, by and among Mattson, U.S. Bank, National Association, as escrow agent, and certain of the Vortek Sellers. The Escrow Shares are subject to forfeiture in the event of indemnification claims by Mattson within a period of 12 months.

In connection with the Vortek acquisition, Mattson entered into a Stock Registration and Restriction Agreement, dated as of October 27, 2004, with the Vortek Sellers pursuant to which Mattson agreed to register the shares issued in the Vortek acquisition, other than the Escrow Shares, under the Securities Act of 1933, and the Vortek Seller agreed to certain restrictions on the transfer of such shares.

On October 28, 2004, Mattson issued a press release announcing that it had completed its acquisition of Vortek. A copy of the press release is attached as Exhibit 99.1.

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Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.5	Stock Registration and Restriction Agreement, dated as of October 27, 2004

99.1	Press Release dated October 28, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2004

MATTSON TECHNOLOGY, INC.

By:	/s/ Ludger Viefhues
Ludger Viefhues,
Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.5	Stock Registration and Restriction Agreement, dated as of October 27, 2004

99.1	Press Release dated October 28, 2004